SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report  (Date of earliest  event  reported):  JANUARY 18, 1996

                       INTEGRATED DEVICE TECHNOLOGY, INC.
          -------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    DELAWARE
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)

                0-12695                           94-2669985
            -------------                       -------------------
             (Commission                        (IRS Employer
             File Number)                       Identification No.)

                 2975 STENDER WAY, SANTA CLARA, CALIFORNIA        95054
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              (Address of principal executive offices)         (Zip code)

                                 (408) 727-6116
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5:  OTHER EVENTS.

         On January 23, 1996, Integrated Device Technology, Inc., a Delaware corporation ("Registrant"), issued a press release as follows:

                       IDT REPURCHASES $15 MILLION OF ITS
                         CONVERTIBLE SUBORDINATED NOTES

SANTA CLARA, Calif., January 23, 1996 Integrated Device Technology, Inc. (IDT) (NASDAQ: IDTI) today announced the repurchase of approximately $15 million of its 5-1/2 percent Convertible Subordinated Notes due 2002 at a price of approximately $790 per bond. The Company may consider additional purchases in the future.

         The retirement of $15 million in debt at a cost of approximately $12 million would result in a favorable effect on IDT's fourth quarter and fiscal 1996 results of operations. The impact, net of tax, will be recorded as an extraordinary item in IDT's financial statements. Additionally, the underlying common stock equivalents will be reduced in all future earnings per share calculations, when calculated on a fully diluted basis.

ABOUT IDT

         Integrated Device Technology, Inc. (IDT) designs, manufactures, and markets CMOS VLSI integrated circuits (ICs) for a range of growth markets, including desktop computer, workstation/server, data communications and office automation. IDT offers products in four key areas: high-speed SRAMs, RISC microprocessors, specialty memories, and high-performance logic. The company's product areas are synergistic and provide solutions that optimize the cost and performance of microprocessor-based systems. Headquartered in Santa Clara, Calif., IDT employs approximately 3,875 people worldwide.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       INTEGRATED DEVICE TECHNOLOGY, INC.



Date:  January 26, 1996                By: /s/ Jack Menache
                                           --------------------------------
                                           Jack Menache
                                           Vice President, General Counsel
                                           and Secretary